Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE YEAR ENDED DECEMBER 31, 2005, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K DATED MARCH 6, 2006
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, March 4, 2006
     Consolidated net income of Wesco Financial Corporation and its subsidiaries for the fourth quarter of 2005 amounted to $239,106,000 compared with $15,624,000 for the fourth quarter of 2004. Consolidated net income for the year ended December 31, 2005 was $294,579,000 compared with $47,427,000 for 2004. The figures for calendar year 2005 included realized after-tax investment gains of $216,606,000, including net gains of $216,103,000 realized in the fourth quarter. No investment gains or losses were realized in 2004.
     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for per-share amounts, which are based on 7,119,807 shares outstanding.

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Wesco-Financial and Kansas Bankers insurance businesses:
Underwriting	$2,073	$6,784	$11,798	$14,618
Investment income	11,333	7,717	39,068	26,302
CORT furniture rental business	4,359	1,186	20,676	5,022
Precision Steel businesses	375	(151)	1,198	1,094
Other	4,863	88	5,233	391
Realized investment gains	216,103	—	216,606	—

Consolidated net income	$239,106	$15,624	$294,579	$47,427

Per share	$33.58	$2.19	$41.37	$6.66

     Wesco’s consolidated net income for 2005 contained $216,606,000 of net, after-tax investment gains attributable principally to the tax-free exchange of Wesco’s common shares of The Gillette Company for common shares of The Procter and Gamble Company in connection with the merger of those companies. Although no cash was received, the transaction had a material impact on Wesco’s earnings for the 2005 periods. The investment gains did not have a significant impact on Wesco’s shareholders’ equity, because Wesco’s investments are carried at fair value, and as such, unrealized gains had already been reflected in the unrealized appreciation component of shareholders’ equity.
     Excluding realized investment gains, consolidated earnings increased for the 2005 periods. The principal factors were improvement of the furniture rental business, increased investment income earned by the insurance businesses principally as a result of higher interest rates on short-term investments, and the reduction of income tax reserves, partially offset by decreased underwriting income of the insurance businesses, in the fourth quarter of 2005.
     Wesco’s Form 10-K for the year ended December 31, 2005 is expected soon to be filed electronically with the Securities and Exchange Commission, and we invite shareholders, the financial media and others to access it through the SEC’s website (www.sec.gov). The Form 10-K will contain complete, audited financial statements, management’s discussion and analysis of financial condition and results of operations, and other information. Subsequently, the Form 10-K, as well as the 2005 letter to shareholders from Wesco’s chairman, Charles T. Munger, will be posted to Wesco’s website (www.wescofinancial.com) and mailed to shareholders.
# # # # #